                                                                  Exhibit 4.4(a)


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                          SECURITIES PURCHASE AGREEMENT

                                 7,000 SHARES OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

                              WARRANTS TO PURCHASE
                    7,000,000 SHARES OF CLASS A COMMON STOCK

                                       OF

                       AMERICAN BIOGENETIC SCIENCES, INC.

                              AS OF FEBRUARY 3,2000

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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

ARTICLE I - ISSUANCE AND TERMS OF WARRANTS AND PREFERRED SHARES ............  1

  1.1  AUTHORIZATION OF SECURITIES .........................................  1
  1.2  PURCHASE AND SALE OF PREFERRED SHARES ...............................  2
  1.4  PAYMENT .............................................................  2
  1.4  AGREEMENT REGARDING WARRANTS ........................................  3

ARTICLE II- CLOSING

  2.1  CLOSING .............................................................  3
  2.2  LEGEND ..............................................................  3

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY ................  4

  3.1  ORGANIZATION AND STANDING OF THE COMPANY ............................  4
  3.2  CAPITALIZATION                                                         4
  3.3  VALIDITY OF THIS AGREEMENT ..........................................  5
  3.4  GOVERNMENTAL CONSENT, ETC ...........................................  5
  3.5  VALID ISSUANCE OF SECURITIES ........................................  5
  3.6  FINANCIAL STATEMENTS ................................................  6
  3.7  ACCURACY AND COMPLETENESS OF INFORMATION ............................  6
  3.8  ADVERSE CHANGES .....................................................  6
  3.9  NO VIOLATION ........................................................  6
  3.10 ALL NECESSARY PERMITS ...............................................  7
  3.11 TITLE TO PROPERTIES .................................................  7
  3.10 SECURITIES LAWS .....................................................  7

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE INVESTORS ...............  7

  4.1  AUTHORITY OF INVESTORS, VALIDITY OF THIS AGREEMENT ..................  7
  4.2  INVESTMENT REPRESENTATIONS ..........................................  8

ARTICLE V - CONDITIONS TO INVESTORS' OBLIGATIONS ...........................  8

  5.1  CONDITIONS TO CLOSING ON CLOSING DATE ...............................  9

ARTICLE VI - CONDITIONS TO THE COMPANY'S OBLIGATIONS ....................... 10

  6.1  CONDITIONS TO CLOSING ............................................... 10

ARTICLE VII- COVENANTS OF THE COMPANY ...................................... 11

  7.1  FURNISHING OF INFORMATION ........................................... 11
  7.2  INFORMATION WITH RESPECT TO THE SECURITIES .......................... 11
  7.3  SHAREHOLDER APPROVAL ................................................ 11
  7.4  LICENSE AGREEMENT ................................................... 11
  7.5  INVESTOR'S RIGHTS ................................................... 11

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION ................................ 11

  8.1  SURVIVAL ............................................................ 11
  8.2  INDEMNIFICATION ..................................................... 12

ARTICLE IX - MISCELLANEOUS ................................................. 13

  9.1  NOTICES ............................................................. 13


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Securities Purchase Agreement         ii
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  9.2  ENTIRE AGREEMENT .................................................... 14
  9.3  AMENDMENTS .......................................................... 14
  9.4  ASSIGNMENT .......................................................... 14
  9.5  BENEFIT ............................................................. 14
  9.6  GOVERNING LAW ....................................................... 15
  9.7  SEVERABILITY ........................................................ 15
  9.8  HEADINGS AND CAPTIONS ............................................... 15
  9.9  NO WAIVER OF RIGHTS, POWERS AND REMEDIES ............................ 15
  9.10 EXPENSES ............................................................ 15
  9.11 BROKERS ............................................................. 16
  9.12 CONFIDENTIALITY ..................................................... 16
  9.13 COUNTERPARTS ........................................................ 16
  9.14 FURTHER ASSURANCES .................................................. 16


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Securities Purchase Agreement        iii
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                          SECURITIES PURCHASE AGREEMENT

       THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), is made as of this 3rd day of February, 2000, by and among AMERICAN BIOGENETIC SCIENCES, INC., a Delaware corporation (the "Company") and the investors listed on EXHIBIT A hereto (collectively, the "Investors", and the Investors, excluding Alfred J. Roach, his heirs and assigns, the "BVF Investors").

                                   WITNESSETH:

       WHEREAS, the Company intends to amend its Certificate of Incorporation to authorize a class of Preferred Stock, par value $.001 per share (the "Preferred Stock"), and to thereafter designate 7,000 shares of the Preferred Stock as the Series A Convertible Preferred Stock, convertible into shares of the Company's Class A Common Stock, par value $.001 per share (the "Common Stock"), and otherwise having the designations, powers, preferences, and other terms set forth on EXHIBIT B hereto (the "Preferred Shares");

       WHEREAS, the Investors desire to invest $3,500,000 in the Company in exchange for the Preferred Shares and the Company's common stock purchase warrants substantially in the form of EXHIBIT C hereto (each, a "Warrant" and collectively, the "Warrants") entitling the holders to purchase 7,000,000 shares of the Common Stock (the "Warrant Shares");

       WHEREAS, in connection with the transactions contemplated by this Agreement, each of the BVF Investors has made a loan to the Company in a principal amount equal to the purchase price of the Preferred Shares and Warrants to be purchased by such BVF Investor hereunder and evidenced by Promissory Notes, dated February 7, 2000, made by the Company and payable to the order of (i) Biotechnology Value Fund, L.P. in the principal amount of $1,050,000 (the "First Note"); (ii) Biotechnology Value Fund II, L.P. in the principal amount of $1,800,000 (the "Second Note"); and (iii) to Investment 10 L.L.C. in the principal amount of $150,000 (the "Third Note", and collectively with the First Note and the Second Note, the "Notes"); and

       WHEREAS, the Company and the Investors desire to set forth certain matters to which they have agreed relating to the Warrants and the Preferred Shares.

       NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I. ISSUANCE AND TERMS OF WARRANTS AND PREFERRED SHARES

1.1 AUTHORIZATION OF SECURITIES.

       Subject to the terms and conditions of this Agreement, the Company has authorized, or prior to the Closing (as hereinafter defined) will have authorized, the issuance of the Preferred Shares, the Common Stock and the Warrants pursuant to this Agreement.


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1.2 PURCHASE AND SALE OF PREFERRED SHARES, WARRANTS AND COMMON STOCK.

       Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company contained herein, the Investors agree to purchase from the Company and the Company agrees to sell to the Investors on the Closing Date (as hereinafter defined) for an aggregate purchase price of three million five hundred thousand dollars ($3,500,000) (i) the number of Preferred Shares set forth opposite each Investor's name on EXHIBIT A attached hereto, aggregating 7,000 Preferred Shares, or, upon the occurrence of the event described in Section 1.3(b) or (d) hereof, the number of shares of Common Stock described in such Sections, respectively; and (ii) the number of Warrants set forth opposite each Investor's name on EXHIBIT A attached hereto, aggregating Warrants to purchase 7,000,000 Warrant Shares.

1.3 PAYMENT.

       (a) On the Closing Date, (i) the entire principal amount of the Notes plus accrued interest shall become due and payable; (ii) the BVF Investors shall accept the number of Preferred Shares and Warrants set forth opposite the BVF Investors' names in EXHIBIT A attached hereto as payment in full of all the Company's obligations under the Notes; (iii) the Company shall pay the entire principal amount plus accrued interest under the Notes to the BVF Investors in the form of such Preferred Shares and Warrants; and (iv) thereupon, the BVF Investors shall have satisfied their obligations under Section 1.2 hereof and the Company shall have satisfied all of its obligations under the Notes.

       (b) In the event that the Closing Date shall not have occurred on or prior to March 15, 2000 due to the Company's failure to satisfy any of the conditions set forth in Article V hereof, then (i) the entire principal amount of the Notes plus accrued interest shall become due and payable; (ii) the BVF Investors shall accept the number of shares of Common Stock into which the number of Preferred Shares set forth opposite the BVF Investors' names in EXHIBIT A attached hereto would otherwise have been convertible and the number of Warrants set forth opposite the BVF Investors' names in EXHIBIT A attached hereto as payment in full of all the Company's obligations under the Notes;
(iii) the Company shall pay the entire principal amount plus accrued interest under the Notes to the BVF Investors in the form of such Common Stock and Warrants; and (iv) thereupon, the BVF Investors shall have satisfied their obligations under Section 1.2 hereof and the Company shall have satisfied all of its obligations under the Notes.

       (c) On the Closing Date, (i) Alfred J. Roach shall accept the number of Preferred Shares and Warrants set forth opposite his name on EXHIBIT A attached hereto as payment of $500,000 of the Company's indebtedness to him; (ii) the Company shall pay such indebtedness in the form of such Preferred Shares and Warrants; and (iii) thereupon, Alfred J. Roach shall have satisfied his obligations under Section 1.2 hereof and the Company shall have satisfied $500,000 of such indebtedness.

       (d) In the event that the Closing Date shall not have occurred on or prior to March 15, 2000, then (i) Alfred J. Roach shall accept the number of shares of Common Stock equal to the number of Preferred Shares set forth opposite his name on EXHIBIT A attached hereto and the number of Warrants set forth opposite his name in EXHIBIT A attached hereto as payment of


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Securities Purchase Agreement          2
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$500,000 of the Company's indebtedness to him; (ii) the Company shall pay such indebtedness in the form of such Common Stock and Warrants; and (iii) thereupon, Alfred J. Roach shall have satisfied his obligations under Section 1.2 hereof and the Company shall have satisfied $500,000 of such indebtedness.

1.4 AGREEMENT REGARDING WARRANTS.

       After the Closing, upon the request of the BVF Investors, the Company and the BVF Investors agree to negotiate in good faith commercially reasonable provisions permitting the "cashless exercise" of the Warrants, provided, that, at such time each of such parties determines in good faith that the addition of such provisions would be in such party's best interests.

ARTICLE II. CLOSING

2.1 CLOSING.

       Subject to the satisfaction of the conditions set forth in Articles VI and VII hereof, the closing (the "Closing") shall take place at a place and time (the "Closing Date") mutually agreed by the Company and the Investors, but in any event no later than March 15, 2000. At the Closing, (a) the Company shall deliver to the Investors one or more stock certificates registered in their names for an aggregate of 7,000 Preferred Shares, or the applicable number of shares of Common Stock, as the case may be, against payment to the Company of the purchase price therefor pursuant to Section 1.3, and (b) the Company shall deliver to the Investors one or more Warrants registered in their names to purchase the number of shares indicated therein.

2.2 LEGEND.

       The certificates representing the Warrants and the Preferred Shares, or the Common Stock, as the case may be, shall be subject to a legend restricting transfer under the Securities Act of 1933, as amended (the "Securities Act"), such legend to be substantially as follows:

           "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE SECURITIES ACT OF 1933 ("ACT"), OR (B) THE COMPANY SHALL HAVE REASONABLY REQUESTED AND RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS THEN AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS."


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Securities Purchase Agreement          3
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ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company hereby represents and warrants to the Investors that, as of the date of this Agreement, the following are true and correct:

3.1 ORGANIZATION AND STANDING OF THE COMPANY.

       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to enter into, deliver, and perform its obligations and undertakings under this Agreement. The Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and as used by it.

3.2 CAPITALIZATION.

       The Company's entire authorized capital stock consists of: (i) 100,000,000 shares of Class A Common Stock. par value $.00l per share, of which 39,708,907 shares are validly issued and outstanding; and (ii) 3,000,000 shares of Class B Common Stock, par value $.00l per share (the "Class B Common Stock"), all of which are validly issued and outstanding on the date hereof. On or before the Closing, the Company's Restated Certificate of Incorporation will have been amended to authorize 10,000,000 shares of the Preferred Stock and to designate 7,000 shares of the Preferred Stock as Series A Convertible Preferred Stock having the preferences, voting powers, qualifications and special or relative rights or privileges set forth in EXHIBIT B. The issuance of all presently issued and outstanding shares was duly authorized and all such shares are fully paid and non-assessable. All such issued and outstanding shares have the preferences, voting powers, qualifications and special or relative rights or privileges set forth in the Company's Restated Certificate of Incorporation, as amended as in effect on the date hereof, and as of the Closing Date the Preferred Stock will have the preferences, voting powers, qualifications and special or relative rights or privileges set forth in EXHIBIT B. The Preferred Shares will be senior in liquidation preference to all outstanding shares of the Common Stock and the Class B Common Stock. Other than as indicated on SCHEDULE
3.2 hereto or in the SEC Reports (as hereinafter defined), the Company does not have outstanding any option, warrant, purchase right, subscription right, stock appreciation right, phantom stock right, profit participation right, agreement or other commitment to issue or to acquire any shares of its capital stock, or any securities or obligations convertible into or exchangeable for its capital stock, and the Company has not given any person any right to acquire from the Company or sell to the Company any shares of its capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

3.3 VALIDITY OF THIS AGREEMENT.

       Subject to shareholder approval, the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement, and


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Securities Purchase Agreement          4
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the issuance, sale and delivery of the Preferred Shares, the Common Stock issuable upon conversion of the Preferred Shares, the Warrants, the Warrant Shares, and the Common Stock, if any, issuable pursuant to Section 1.3, have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement and the issuance, sale and delivery of the Preferred Shares, the Common Stock issuable upon conversion of the Preferred Shares, the Warrants, the Warrant Shares and the Common Stock, if any, issuable pursuant to Section 1.3, will not (i) conflict with, or result in any breach of any of the terms of, or constitute a default under, the Restated Certificate of Incorporation when the same will have been amended to designate the Preferred Shares, or By-laws of the Company, (ii) conflict with, result in a breach of or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, instrument, covenant or other restriction or arrangement to which the Company is a party or by which it or any of its properties or assets is bound or any statute law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties.

3.4 GOVERNMENTAL CONSENT, ETC.

       Except for filings, consents, permits, approvals and authorizations which will be obtained by the Company prior to the Closing and which are set forth in
SCHEDULE 3.4, no consent, approval, authorization or other order of, action by, filing with, or notification to any governmental authority is required under existing law or regulation in connection with the execution, delivery and performance of the Agreement or the offer, issuance, sale or delivery of the Preferred Shares, the Common Stock issuable upon conversion of the Preferred Shares, the Warrants, the Warrant Shares and the Common Stock issuable pursuant to Section 1.3 pursuant to the Agreement or the consummation of any other transactions contemplated thereby.

3.5 VALID ISSUANCE OF SECURITIES.

       When issued and delivered against payment therefor in accordance with the terms and conditions of this Agreement and EXHIBIT B hereto, the Preferred Shares, the Common Stock issuable upon conversion of the Preferred Shares, the Warrants, the Warrant Shares and the Common Stock, if any, issuable pursuant to
Section 1.3, shall be (i) duly authorized and validly issued, fully paid and non-assessable and (ii) not subject to any preemptive rights, liens, claims or encumbrances, or other restrictions on transfer or other agreements or understandings with respect to the voting of the Common Stock or the Warrant Shares, except as set forth in this Agreement or EXHIBIT B hereto.


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Securities Purchase Agreement          5

3.6 FINANCIAL STATEMENTS.

       The audited financial statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, including the notes relating thereto, and the unaudited financial statements of the Company contained in the Company's Quarterly Reports on Form l0-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, including the notes thereto, disclose all material liabilities of the Company as of such dates, except as set forth on SCHEDULE 3.6 hereto. Such financial statements, including the notes relating thereto, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Said financial statements and related notes fairly present the financial position and the results of operations and cash flow of Company as of the respective dates thereof and for the periods indicated.

3.7 ACCURACY AND COMPLETENESS OF INFORMATION.

       The Common Stock is registered pursuant to Section 12(g) of Exchange Act. Copies of all reports filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the period from December 31, 1998 to the date of this Agreement (the "Furnished SEC Reports") have been furnished to the Investors. Since January 1, 1997, the Company has filed each statement, annual, quarterly, and other report, registration statement and definitive proxy statement required to be filed (other than preliminary material) by the Company with the Commission (the "SEC Reports"). As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.8 ADVERSE CHANGES.

       Since September 30, 1999, except as set forth on SCHEDULE 3.8 hereto, there has not been any Material Adverse Change. For purposes of this Agreement, a "Material Adverse Change" means a material adverse change in the business, earnings, financial condition, results of operations, assets, employee relations, or customer or supplier relations (in each case whether or not arising in the ordinary course of business) or presently foreseeable prospects of the Company and its subsidiaries on an aggregate basis.

3.9 NO VIOLATION.

       Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby will violate any constitution, statute, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court known to the Company to which the Company is subject, or, after obtaining shareholder approval and amending the Restated Certificate of Incorporation to designate the Preferred Shares, any provision of its Restated Certificate of Incorporation or By-Laws.


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Securities Purchase Agreement          6

3.10 ALL NECESSARY PERMITS, ETC.

       The Company and each subsidiary possesses such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies as are necessary to conduct their respective businesses, and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

3.11 TITLE TO PROPERTIES.

       The Company and each of its subsidiaries has good and marketable title to all the properties and assets reflected as owned by it in the financial statements referred to in Section 3.6 in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except (i) as set forth on SCHEDULE 3.11, or (ii) such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company or such subsidiary. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such subsidiary.

3.12 SECURITIES LAWS.

       All notices, filings, registrations or qualifications under state securities or "blue sky" laws which are required in connection with the offer, issue and delivery of the Preferred Shares, the Warrants, the Common Stock into which such Preferred Shares and Warrants are convertible pursuant to this Agreement and the Common Stock issuable pursuant to Section 1.3, if any, have been or will be timely completed by the Company.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

       Each of the Investors hereby acknowledges, represents, warrants and agrees as follows:

4.1 AUTHORITY OF INVESTORS, VALIDITY OF THIS AGREEMENT.

       Each of the Investors has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance by each of the Investors of this Agreement, and the purchase of the Warrants and the Preferred Shares pursuant hereto have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered and constitutes a valid and binding obligation of each of the Investors, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and the purchase of the Warrants and the Preferred Shares will not conflict with, or result in a material breach of any of the terms of, or constitute a material default under, any charter, by-law, agreement, instrument, covenant or other restriction to which any of the Investors is a party or by which it or any of its properties or assets is bound.


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Securities Purchase Agreement          7

4.2 INVESTMENT REPRESENTATIONS.

       Each of the Investors hereby acknowledges, represents, warrants and agrees as follows:

             (a) Each of the Investors has had the opportunity to review the Furnished SEC Reports and the financial statements contained therein. Each of the Investors acknowledges that the Company has made available to the Investors documents and information that it has requested relating to the Company and has provided answers to the Investors' questions concerning the Company, the Preferred Shares and the Warrants.

             (b) Each of the Investors is an "accredited investor" as defined in Rule 501(a)(3) of the Securities Act.

             (c) Each of the Investors understands that the offering of the Warrants and the Preferred Shares has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and that such Warrants and the Preferred Shares must be held indefinitely unless an exemption from registration is available. Each of the Investors understands that the offering and sale of the Warrants and the Preferred Shares is intended to be exempt from registration under the Securities Act based, in part, upon the representations, warranties and agreements of the Investors contained in this
Section 4.2, and the Company may rely on such representations, warranties and agreements in connection therewith. Each of the Investors covenants that it will not transfer the Warrants or the Preferred Shares in violation of the provisions of any applicable Federal or state securities statute.

             (d) Subject to the Investors' registration rights relating to the Common Stock underlying the Warrants and Preferred Shares and the Common Stock issuable pursuant to Section 1.3, in each case, pursuant to the terms of the Registration Agreement referred to in Section 5.1(j) hereof, each of the Investors is acquiring the Warrants and the Preferred Shares for investment, and not with a view to the resale or distribution thereof; it has no present intention of selling, negotiating, or otherwise disposing of the Warrants and the Preferred Shares. Each of the Investors' financial condition and investments are such that it is in a financial position to hold the Warrants and the Preferred Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such Warrants and the Preferred Shares. In addition, by virtue of its expertise, the advice available to it, and its previous investment experience, each of the Investors has sufficient knowledge and experience in financial and business matters, investments, securities, and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement.

ARTICLE V. CONDITIONS TO BVF INVESTORS' OBLIGATIONS

5.1 CONDITIONS TO CLOSING ON CLOSING DATE.

       The obligation of the BVF Investors to purchase and pay for the Warrants and the Preferred Shares and the Common Stock, if any, issuable pursuant to
Section 1.3, on the Closing Date is subject to the following:


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Securities Purchase Agreement          8
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             (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company made herein shall be true, correct and complete on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

             (b) PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with.

             (c) OPINION OF COMPANY'S COUNSEL. The BVF Investors shall have received an opinion of Brown, Rudnick, Freed & Gesmer, counsel for the Company, in form and substance reasonably satisfactory to the BVF Investors.

             (d) CORPORATE PROCEEDINGS, CONSENTS, ETC. All corporate and other proceedings to be taken and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement shall have been taken or obtained and all documents incident thereto shall be reasonably satisfactory in form and substance to the BVF Investors and their counsel, each of whom shall have received all such originals or certified or other copies of such documents as each may reasonably request.

             (e) SHAREHOLDER APPROVAL. The Company shall have obtained the approval of shareholders representing at least a majority of the votes by all then outstanding shares of the Common Stock and the Class B Common Stock, voting together as one class, to the authorization of the Preferred Stock.

             (f) NO PROCEEDING. No action, suit, investigation or proceeding shall be pending or threatened before any court or governmental agency to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or any transaction contemplated hereby or thereby.

             (g) NO LAW PROHIBITING OR RESTRICTING SUCH SALE. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Warrants, the Preferred Shares, the Common Stock into which the Warrants and Preferred Shares are convertible and the Common Stock issuable pursuant to Section 1.3.

             (h) OFFICER'S CERTIFICATE DELIVERED BY COMPANY. The Company shall have delivered to the Investors a certificate, dated the Closing Date and signed by the Chief Executive Officer or the President of the Company, to the effect that each of the conditions to be satisfied by the Company pursuant to this
Section 5.1 on or before the Closing Date has been duly satisfied.

             (i) AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION. The Company's Restated Certificate of Incorporation shall have been amended to authorize the issuance of Preferred Stock, and either that amendment or a separate Certificate of Designation establishing the Preferred Shares having the terms set forth on EXHIBIT B hereto shall have been filed with the Secretary of State of the State of Delaware.


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Securities Purchase Agreement          9

             (j) REGISTRATION AGREEMENT. The Company and the Investors shall have executed and delivered a Registration Agreement in the form of EXHIBIT D hereto.

             (k) ABBOTT LICENSE AND INVESTMENT. The Company shall have entered into the Exclusive License Agreement, dated as of January 27, 2000 (the "License Agreement"), with Abbott Laboratories related to the marketing of the Company's ABS-103 Compound and a Stock Purchase Agreement, dated as of January 27, 2000 (the "Stock Purchase Agreement), with Abbott Laboratories pursuant to which Abbott Laboratories shall have purchased 2,782,931 shares of Class A Common Stock of the Company for $1.5 million in cash in accordance with the terms thereof. The License Agreement and the Stock Purchase Agreement are attached hereto as EXHIBITS E and F, respectively.

             (l) NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change in the Company since the date of signing of this Agreement.

             (m) LEGAL MATTERS. All material matters of a legal nature which pertain to this Agreement and the transactions contemplated hereby shall have been reasonably approved by counsel to the BVF Investors.

ARTICLE VI. CONDITIONS TO THE COMPANY'S OBLIGATIONS

6.1 CONDITIONS TO CLOSING.

       The obligation of the Company to issue the Warrants and the Preferred Shares, respectively, to the Investors on the Closing Date is subject to the following:

             (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investors made herein shall be true, correct and complete in all respects on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

             (b) NO PROCEEDING. No action, suit, investigation or proceeding shall be pending or threatened before any court or governmental agency to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or any transaction contemplated hereby or thereby.

             (c) NO LAW PROHIBITING OR RESTRICTING SUCH SALE. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Warrants and the Preferred Shares.


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Securities Purchase Agreement          10

ARTICLE VII. COVENANTS OF THE COMPANY

       For so long as the BVF Investors continue to hold not less than 50% of the Preferred Shares held by such Investors on the Closing Date, the Company hereby covenants to such Investors as follows:

7.1 FURNISHING OF INFORMATION.

       The Company covenants to timely file (or obtain extensions in respect thereof) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act and to promptly furnish the Investors with true and complete copies of all such filings. If the Company is not at the time required to file reports pursuant to such sections, it will prepare and furnish to the Investors annual and quarterly reports comparable to those required by Section 13(a) or 15(d) of the Exchange Act in the time period that such filings would have been required to have been made under the Exchange Act.

7.2 INFORMATION WITH RESPECT TO THE SECURITIES.

       The Company covenants to provide such information as is reasonably requested by any of the Investors related to the terms of the Preferred Shares, the Common Stock, Warrants or Warrant Shares.

7.3 SHAREHOLDER APPROVAL.

       The Company shall use its best efforts to obtain the shareholder approval described in Section 5.1(e) hereof prior to the Closing Date.

7.4 LICENSE AGREEMENT.

       The Company covenants that it will not reduce, assign, transfer or otherwise convey all or any portion of the royalties under the License Agreement without the consent of the BVF Investors; provided, that nothing in the foregoing shall prohibit the Company from causing or permitting liens or security interests upon such royalties in connection with a financing for borrowed money from a financial institution.

7.5 INVESTOR'S RIGHTS.

       Notwithstanding anything to the contrary in the foregoing, the Investors shall be entitled to such information, privileges, rights and benefits accorded to them as holders of the Preferred Shares under applicable law and under the Company's Restated Articles of Incorporation, as amended, and By-laws.

ARTICLE VIII. SURVIVAL AND INDEMNIFICATION

8.1 SURVIVAL.

       Notwithstanding any examination made by or on behalf of any party hereto, the knowledge of any party or the acceptance by any party of any certificate or opinion, each


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Securities Purchase Agreement          11
representation, warranty contained herein shall survive the Closing for a period of two years, and each covenant shall survive for the period indicated therein.

8.2 INDEMNIFICATION.

       (a) The Company shall indemnify and hold harmless each Investor, its shareholders, officers, directors, employees, agents and representatives against any damage, claim, loss, liability and expense (including reasonable counsel fees and expenses) which may be suffered or incurred by any of them as a result of a breach of any representation or warranty or covenant made by the Company in this Agreement, provided that, solely with respect to such representation or warranty, a claim is asserted within the time provided in Section 8.1.

       (b) The Investors, jointly and severally, agree to indemnify the Company and its shareholders, officers, directors, employees, agents and representatives against any damages, claims, losses, liabilities and expenses (including reasonable counsel fees and other expenses) which may be suffered or incurred by it as a result of any breach of any representation, warranty, or covenant made by the Investors in this Agreement, provided that a claim is asserted within the time provided in Section 8.1.

       (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing of the occurrence of the facts and circumstances giving rise to such claim. The failure of any person to deliver the notice required by this Section 8.2(c) shall not in any way affect the indemnifying party's indemnification obligation hereunder except and only to the extent that the indemnifying party is actually prejudiced thereby. In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party and shall pay as incurred the fees and expenses of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel or pay its own expenses. Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of the counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceedings (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment and the indemnifying party shall obtain a full release of the indemnified party.


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Securities Purchase Agreement          12

ARTICLE IX. MISCELLANEOUS

9.1 NOTICES.

       All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

If to the
BVF Investors:          c/o BVF Partners, L.P.
                        One Sansome Street, 39th Floor
                        San Francisco, CA 94104
                        Attn: Mr. Mark Lampert
                        Fax: (415) 288-2394

With a copy to:         Sidley & Austin
                        875 Third Avenue
                        New York, NY 10022
                        Attn: Paul K. Risko, Esq.
                        Fax: (212) 906-2021

If to Alfred J. Roach:  c/o American Biogenetic Sciences, Inc.
                        1375 Akron Street
                        Copiague, New York 11726
                        Attn: Chief Executive Officer
                        Fax:(516) 789-1661

With a copy to          Brown, Rudnick, Freed & Gesmer
                        One Financial Center
                        Boston, Massachusetts 02111
                        Attn: David H. Murphree, Esq.
                        Fax:(617) 856-8201

If to the Company:      American Biogenetic Sciences, Inc.
                        1375 Akron Street
                        Copiague, New York 11726
                        Attn: Chief Executive Officer
                        Fax: (516) 789-1661

With a copy to          Brown, Rudnick, Freed & Gesmer
                        One Financial Center
                        Boston, Massachusetts 02111
                        Attn: David H. Murphree, Esq.
                        Fax: (617) 856-8201


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Securities Purchase Agreement          13

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telecopy or facsimile transmission, one (1) day after the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the 5th business day following the day such mailing is made.

9.2 ENTIRE AGREEMENT.

       This Agreement, including exhibits, or other documents referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

9.3 AMENDMENTS.

       On or prior to the Closing Date, the terms and provisions of the Agreement may be modified, amended or waived, or consent for the departure therefrom granted, only by written agreement of the Company, the BVF Investors and Alfred J. Roach. After the Closing Date, the terms and provisions of the Agreement may be modified, amended or waived, or consent for the departure therefrom granted, only by written agreement of the Company and Investors holding Preferred Shares, Warrants or Common Stock issued pursuant to this Agreement, upon conversion of the Preferred Shares or exercise of the Warrants equal to 50% or more of the Common Stock issuable upon conversion of the Preferred Shares and upon exercise of the Warrants, on a fully converted, fully exercised basis.. No such waiver or consent, in either case, shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent, in either case, shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

9.4 ASSIGNMENT.

       Neither this Agreement nor any or all of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred or otherwise disposed of by operation of law or otherwise, to any third person without the prior written consent of the other party, and any attempted assignment, delegation, sale, transfer, or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 9.4 shall be void and without force or effect. Each party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

9.5 BENEFIT.

       All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to


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Securities Purchase Agreement          14
create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

9.6 GOVERNING LAW.

       This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York.

9.7 SEVERABILITY.

       In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall be interpreted as if such provision were so excluded and shall nevertheless remain in full force and effect.

9.8 HEADINGS AND CAPTIONS.

       The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

9.9 NO WAIVER OF RIGHTS, POWERS AND REMEDIES.

       No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

9.10 EXPENSES.

       Except as provided in Section 8.2, each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated; provided, that, the Company shall pay such fees and expenses (including attorney's fees) of the BVF Investors up to $5,000.


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Securities Purchase Agreement          15

9.11 BROKERS.

       Each of the parties hereto represents and warrants to the other that no broker, finder or financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other. Each of the parties hereto agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any other broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

9.12 CONFIDENTIALITY.

       The Investors acknowledge and agree that any information or data they have acquired from the Company, which is clearly designated in writing as confidential and is not otherwise properly in the public domain, was received in confidence. Each of the Investors agrees not to divulge, communicate or disclose, except as may be required by law or upon the advice of its accountants or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company.

9.13 COUNTERPARTS.

       This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.14 FURTHER ASSURANCES.

       In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Company and the Investors will take such further action as the other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII).

                   [REMAINDER OF PAGE IS INTENTIONALLY BLANK]


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Securities Purchase Agreement          16

       IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement this 3rd day of February, 2000.


                               AMERICAN BIOGENETIC SCIENCES, INC.

                               By: /s/ Josef C. Schoell
                                   ---------------------------------------------
                                   Name:  Josef C. Schoell
                                   Title: Vice President Finance


                               INVESTORS:

                               /s/ Alfred J. Roach
                               -------------------------------------------------
                               Alfred J. Roach


                               BIOTECHNOLOGY VALUE FUND, L.P.

                               By: BVF PARTNERS L.P., its General Partner

                                   By: BVF, INC., its General Partner

                                       By:
                                           -------------------------------------
                                           Mark N. Lampert
                                           President


                               BIOTECHNOLOGY VALUE FUND II, L.P.

                               By: BVF PARTNERS L.P., its General Partner

                                   By: BVF, INC., its General Partner

                                       By:
                                           -------------------------------------
                                           Mark N. Lampert
                                           President


                               INVESTMENT 10 L.L.C.

                               By: BVF PARTNERS, L.P., its Investment Advisor

                                   By: BVF, INC., its General Partner

                                       By:
                                           -------------------------------------
                                           Mark N. Lampert
                                           President


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Securities Purchase Agreement          1

       IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of this 3rd day of February, 2000.


                               AMERICAN BIOGENETIC SCIENCES, INC.

                               By:
                                   ---------------------------------------------
                                   Name:
                                   Title:


                               INVESTORS:

                               -------------------------------------------------
                               Alfred J. Roach


                               BIOTECHNOLOGY VALUE FUND, L.P.

                               By: BVF PARTNERS L.P., its General Partner

                                   By: BVF, INC., its General Partner

                                       By: /s/ Mark N. Lampert
                                           -------------------------------------
                                           Mark N. Lampert
                                           President


                               BIOTECHNOLOGY VALUE FUND II, L.P.

                               By: BVF PARTNERS L.P., its General Partner

                                   By: BVF, INC., its General Partner

                                       By: /s/ Mark N. Lampert
                                           -------------------------------------
                                           Mark N. Lampert
                                           President


                               INVESTMENT 10 L.L.C.

                               By: BVF PARTNERS, L.P., its Investment Advisor

                                   By: BVF, INC., its General Partner

                                       By: /s/ Mark N. Lampert
                                           -------------------------------------
                                           Mark N. Lampert
                                           President


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Securities Purchase Agreement          1